UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MORGANS HOTEL GROUP CO.

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Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Morgans Hotel Group Co. (which we refer to as Morgans, the Company, we, our or us) filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) on August 4, 2016 (as amended and supplemented by those certain Schedules 14A filed with the SEC on September 7, 2016, September 14, 2016 and September 19, 2016, respectively, the “proxy statement”), in connection with the special meeting of the Company’s stockholders adjourned to September 26, 2016 in connection with the proposed merger between the Company and an affiliate of SBEEG Holdings, LLC (which we refer to as Purchaser). Capitalized terms used but not defined herein have the meanings set forth in the proxy statement.

The following information amends and supplements information in the proxy statement.

Update on Discussions with Bidder V

As previously disclosed, late in the evening on September 13, 2016, the day prior to the previously scheduled special meeting of the Company’s stockholders, the Company received a proposal from Bidder V to acquire the common stock of the Company for $2.75 per share. The proposal identified a potential financing source that had expressed willingness, subject to due diligence and definitive documentation, to provide up to $500 million in capital to support Bidder V’s proposed transaction. On the morning of September 14, 2016, the Board determined to convene and then immediately adjourn the special meeting of the Company’s stockholders until September 26, 2016, to provide additional time for the Company’s stockholders and the Board to consider Bidder V’s proposal and related disclosures.

Since September 13, 2016, the potential financing source identified by Bidder V has not entered into a non-disclosure agreement with the Company and has not participated in any communications with the Company or its representatives.

As previously disclosed, on September 15, 2016, Morgan Stanley, at the direction of the Board, sent a letter to Bidder V setting forth guidelines regarding the submission of a detailed proposal with respect to a proposed acquisition of the common stock of the Company by Bidder V. Those guidelines reiterated that the Board continued to be interested in exploring a potential transaction with Bidder V, provided that such proposal is actionable and superior to the pending transaction with SBE. Those guidelines encouraged Bidder V to submit a final proposal no later than September 21, 2016 and stated that Bidder V should assume there would be no further adjournment of the special meeting of stockholders of the Company to vote on the SBE merger agreement beyond September 26, 2016.

Between September 15 and September 23, 2016, representatives of the Company exchanged several calls and emails with representatives of Bidder V. During this period, even though its September 13, 2016 letter indicated that it already had a source of financing, Bidder V requested consent from the Company under the Bidder V NDA to contact sixteen additional potential equity and debt financing sources, as well as consent to contact Yucaipa. The Company granted the requested consents to Bidder V while noting that Yucaipa is subject to a voting agreement with SBE that limits its ability to engage with third parties and that the Company’s consent does not, and is not intended to, affect Yucaipa’s obligations under its voting agreement. Of the sixteen parties contacted by Bidder V on or after September 16, 2016 regarding potential financing, four executed non-disclosure agreements that substantially conform to the form of the Bidder V NDA and three parties submitted draft non-disclosure agreements that did not substantially conform to the form of the Bidder V NDA. In addition, two potential financing sources that, under the express terms of the Bidder V NDA, Bidder V was permitted to contact, submitted draft non-disclosure agreements that did not substantially conform to the form of the Bidder V NDA. The Company did not enter into non-disclosure agreements with the five parties that submitted non-conforming non-disclosure agreements. On September 21, 2016, representatives of two of the parties who were identified by Bidder V as possible sources of equity and/or debt financing for Bidder V and who had executed non-disclosure agreements with the Company requested and received access to the Company’s data room. Those are the only two parties working with Bidder V who have accessed the Company’s data room to conduct due diligence.

On September 19, 2016, the Company provided to Bidder V a form of transaction agreement with respect to a potential tender offer by Bidder V for the common stock of the Company. Bidder V has not provided comments on that draft agreement, and it is unclear, based on comments made by both Bidder V and a law firm that previously had represented Bidder V, whether Bidder V has been represented by legal counsel since September 14, 2016, the last time that the law firm spoke with Fried Frank on behalf of Bidder V.

On the afternoon of September 22, 2016, Bidder V spoke to Fried Frank and communicated that Bidder V would be submitting a proposal on September 23, 2016 to acquire Hudson hotel for $500 million, and that the proposal would be accompanied by proof of funds. No such proposal was submitted. On the night of September 23, 2016, Bidder V sent an email to the Company, stating that Bidder V would like to formally begin a diligence process with a new capital partner with a view to making a tender offer for the common stock, and that Bidder V would not be pursuing a purchase of Hudson. The September 23, 2016 email from Bidder V was accompanied by a non-binding letter of intent from a new potential financing source, whom Bidder V was first authorized by the Company to contact on September 19, 2016. The letter of intent was not on letterhead and did not contain any information concerning the background of the new potential financing source. The potential new financing source had executed a non-disclosure agreement in the form of the Bidder V NDA on September 21, 2016 but has not accessed the Company’s data room to conduct due diligence. The non-binding letter of intent indicated that party’s willingness to provide up to $250 million in equity financing to Bidder V, subject to a 23-business day due diligence period and execution of definitive documentation. In addition, the September 23, 2016 email was accompanied by a letter from the wealth management division of Morgan Stanley stating that an entity, that appears to be affiliated with the new potential financing source, has in excess of $250 million in assets, including cash and marketable securities, that are being used to collateralize a liquidity access line of credit at Morgan Stanley, and that this entity has the power to withdraw excess collateral at any time.

On September 25, 2016, the Board (excluding Brad Nugent, who recused himself) reviewed with its financial and legal advisors the September 23, 2016 email and the related documents provided by Bidder V. The Board noted that, beginning with its July 18, 2016 proposal for an acquisition of the common stock at $2.75 per share, Bidder V had submitted three separate preliminary proposals for an acquisition of the common stock at $2.75 per share, accompanied in each case by an indication of interest in providing financing from a different potential financing source. The Board noted that Bidder V’s latest potential financing source appears to have first been approached by Bidder V on September 19, 2016, has not conducted due diligence, requires a 23 business day due diligence period, and has not provided any indicative terms for such financing. The Board also noted that an acquisition of the common stock would require an assumption or refinancing of the Company’s more than $421 million of mortgage debt, that Bidder V does not appear to satisfy the requirements for an assumption of the mortgage debt, and that the potential financing from Bidder V’s latest financing source, even if available, would not be sufficient to acquire the common stock, redeem the Company’s Series A preferred securities and refinance the mortgage debt. The Board also discussed the fact that Bidder V appears not to be represented currently by legal or financial advisors and that Bidder V has not provided any comments on the draft transaction documents provided by the Company.

The Board also noted that, on September 15, 2016—after the Board adjourned the originally scheduled stockholder vote—Morgan Stanley, on behalf of the Board, had furnished specific guidelines to Bidder V as to the information Bidder V must provide to demonstrate that it had a credible, actionable proposal for a transaction that would offer greater value to holders of common stock than the $2.25 per share pursuant to the terms of the SBE merger agreement. The Board noted that Bidder V had not complied with the timetable for a proposal set forth in the guidelines provided on September 15, 2016 and that Bidder V’s latest proposal did not address the items required under the guidelines. The Board and its advisors also discussed the fact that they had reiterated to Bidder V over the past several months that the Board continued to be interested in exploring a potential transaction with Bidder V, provided that such proposal is actionable and superior to the pending transaction with SBE, and that Bidder V nonetheless had made little to no progress. After reviewing the matter with its legal and financial advisors, the Board concluded that Bidder V’s latest proposal is not credible or actionable. The Board further concluded that Bidder V’s latest proposal is not a basis to continue discussions with Bidder V, or to further adjourn the stockholders meeting.

Update on Bidder Q

As previously disclosed, on May 11, 2016, the Board received a letter from Bidder Q, setting forth a non-binding, preliminary proposal to acquire all of the Company’s outstanding common stock for a purchase price of $3.00 per share together with an assumption of all current debt of the Company. The letter did not include information concerning the proposed transaction structure, sources of financing or proposed treatment of the Company’s Series A preferred securities. After discussions with the Company’s advisors regarding Bidder Q’s known business interests and financial capacity, the Board determined to take no action with respect to Bidder Q’s proposal. After May 11, 2016, representatives of Bidder Q reached out to the Company on several additional occasions by phone. Because the Board did not determine that Bidder Q’s proposal would reasonably be expected to result in a superior proposal in accordance with the merger agreement, the Company did not respond to those communications.

The Company received no communications from Bidder Q between June 2016 and September 23, 2016. On September 23, 2016, one business day before the special meeting of the Company’s stockholder meeting was scheduled to be reconvened, Bidder Q sent a letter to the Company setting forth an indication of interest with respect to an acquisition of the common stock at $3.00 per share. The letter also stated that Bidder Q intended to assume all of the Company’s debt and to loan funds to the Company to redeem the Company’s Series A preferred securities.

Bidder Q’s indication of interest was subject, among other things, to: (i) the Board’s declaring Bidder Q’s indication of interest a “Superior Monroe Proposal”; (ii) satisfactory completion of due diligence; (iii) negotiation of a mutually acceptable definitive agreement and any related documents; (iv) approval of the Board; and (v) approval by the Company’s stockholders. Bidder Q also stated that as an alternative to (iv) and (v) of the preceding sentence, Bidder Q was prepared to launch a tender offer for the Company’s common stock.

At its September 25, 2016 meeting, the Board, with the assistance of its financial and legal advisors, reviewed the most recent proposal from Bidder Q. The Board noted that, like previous proposals submitted by Bidder Q, Bidder Q’s proposal contained no evidence of the financial capacity of Bidder Q and no information as to the potential sources of financing for a transaction, and that Bidder Q appears not to have the assistance of a financial advisor. After reviewing the matter with its legal and financial advisors, the Board concluded that Bidder Q’s latest non-binding preliminary proposal is not credible or actionable. The Board concluded that Bidder Q’s latest proposal would not reasonably be expected to lead to a superior proposal and is not a basis to further adjourn the stockholders meeting.

Communications from Real Estate Broker

On September 22 and 23, 2016, a party that the Company believes to be a Long Island, New York based real estate broker contacted representatives of the Company by telephone and indicated that this party intended to submit a proposal for a ‘direct purchase’ of Hudson and Delano accompanied by proof of funds. No such proposal has been received by the Company. Under the terms of the merger agreement, the Company is not permitted to solicit or encourage any acquisition proposal unless the Company has received a bona fide written proposal that the Board concludes would reasonably be expected to lead to a superior proposal. Accordingly, the Company is not permitted to engage in any solicitation or encouragement of this party in response to its oral communications. At its September 25, 2016 meeting, the Board concluded that these oral communications are not a basis to further adjourn the stockholders meeting.

Update on SBE Financing

As previously disclosed, on September 16, 2016, the Company requested that SBE promptly furnish a detailed description of the status of its financing for the SBE transaction, its timetable for closing the SBE transaction and its refinancing plan with respect to the mortgage debt agreements, and on September 17, 2016, SBE furnished to the mortgage lenders a term sheet indicating the terms under which an affiliate of SBE and affiliates of Yucaipa and Cain Hoy are willing to provide certain guarantees of the mortgage debt agreements.

In addition, on September 21, 2016, SBE sent a letter to the Company in response to the Company’s September 16, 2016 request for a detailed description of the status of SBE’s financing. Among other things, SBE stated that

•	SBE remains committed to closing the merger as quickly as practicable under the circumstances.

•	SBE is in the process of finalizing the definitive agreements with Yucaipa, Cain Hoy and SBC with respect to the debt and equity commitments for the merger, on terms consistent with the term sheets negotiated at the time the SBE merger agreement was executed.

•	SBE expects to engage in further discussions with the mortgage lenders this week, and believes that, if it reaches agreement with the mortgage lenders, it anticipates that the mortgage lenders’ approval processes and the rating agency confirmation process will likely take another 4-5 weeks. SBE expects all other closing conditions, and its debt and equity new money financing, would be completed during that period, and SBE would be in a position to close the merger as soon as possible after receiving the rating agency confirmation.

On September 23, 2016, a conference call took place between SBE, Cain Hoy, Yucaipa, the Company, the mortgage lenders and their respective counsel. On that call, the lenders stated that the lenders would not accept the guarantee outlined in the term sheet submitted to the lenders on September 17, 2016, and would require guarantees in the same form as the current guarantee under the mortgage debt agreements. While SBE, Cain Hoy, Yucaipa and the Company intend to have further discussions with the mortgage lenders to come to an agreement regarding the assumption of the mortgages, there can be no assurance that the mortgage lenders will consent to an assumption of the mortgage debt in connection with the SBE merger. There can be no assurance that the conditions to the obligation of SBE to complete the merger will be satisfied and, as noted in

SBE’s September 21 letter above, SBE anticipates that it will not be in a position to close the merger for several weeks. SBE has communicated to the Company that it continues to review refinancing options with respect to the mortgage debt; however, there can be no assurance that any such refinancing will be obtained.

As previously disclosed, following the receipt of the approval by stockholders of the Company of the merger agreement, the Company will not be permitted to terminate the merger agreement to enter into a definitive agreement for a superior proposal, notwithstanding that SBE may not be in a position to consummate the merger promptly following the stockholders’ meeting, or at all. The merger agreement would remain in effect until it is terminated in accordance with its terms.

Stockholders’ Meeting

Under the terms of the SBE merger agreement, the Company may or, at the written request of SBE must, postpone or adjourn the stockholders meeting solely (i) to solicit additional proxies for the purpose of obtaining stockholder approval, (ii) for the absence of a quorum or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside counsel is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders prior to the stockholders meeting.

At the September 25 meeting, the Board concluded that none of the proposals and communications from third parties described above are credible or actionable, and that there is no basis to postpone or adjourn the stockholders meeting beyond September 26, 2016. Accordingly, the Board currently intends to proceed with the September 26 stockholders meeting as scheduled.